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Exhibit 21

SUBSIDIARY LIST

Astral, Inc., a Delaware corporation

Alliance Pharmaceutical GmbH, a German corporation

MDV Technologies, Inc., a Delaware corporation

Molecular Biosystems, Inc., a Delaware corporation

Talco Pharmaceutical, Inc., a Delaware corporation

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SUBSIDIARY LIST